EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

BRAEMAR HOTELS & RESORTS COMPLETES $195 MILLION REFINANCING OF MORTGAGE LOAN
DALLAS, January 22, 2019 - Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”) announced today that it has successfully refinanced its Aareal Capital mortgage loan with an existing outstanding balance totaling approximately $187 million and a final maturity date in November 2021. The new loan was originated by PGIM Real Estate Finance, totals $195 million and has a five year term. The loan is interest only and provides for a floating interest rate of LIBOR + 1.70%. The loan remains secured by the same two hotels: the Capital Hilton in Washington, DC and Hilton La Jolla Torrey Pines in La Jolla, CA. Braemar has a 75% ownership interest in the properties, with Park Hotels & Resorts Inc. (NYSE: PK) holding the remaining 25%.
“We are pleased to have capitalized on the continuing positive debt market conditions to have significantly reduced our interest expense costs on this loan,” said Richard J. Stockton, Braemar’s President and Chief Executive Officer. “To the extent the debt markets continue to improve, we will seek further opportunities to reduce borrowing spreads on our secured loans, despite not having any significant debt maturities in the coming years.”
Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts. Park Hotels & Resorts Inc. is a publicly traded lodging real estate investment trust with a diverse portfolio of market-leading hotels and resorts.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements in this press release may include, among others, statements about the implied share price for the Company's common stock. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Braemar’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general conditions of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition. These and other risk factors are more fully discussed in Braemar’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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